                                                                      Exhibit 12
                                                                      ----------

Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)


                                                                             Six months ended June 30,
                                                                 -------------------------------------------------
(dollars in thousands)                                                    1999                       1998
------------------------------------------------------------------------------------------------------------------

Earnings................................................                     $4,309                      $4,309
                                                               ======================     =======================

Fixed charges...........................................                     $   --                      $   --
Preferred securities distributions......................                      4,180                       4,180
                                                               ----------------------      ----------------------

Total combined fixed charges and
   preferred securities distributions...................                     $4,180                     $4,180
                                                              =======================    ========================

Ratio of earnings to combined fixed charges and
   preferred securities distributions...................                       1.03                       1.03
                                                              =======================    ========================